CERTIFICATE OF AMENDMENT TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEAFLY HOLDINGS, INC.

Leafly Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
The name of the Corporation is Leafly Holdings, Inc.
2.
The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 20, 2019.
3.
The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 4, 2019.
4.
The Corporation’s Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 4, 2022.
5.
This amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, as amended from time to time.
6.
Article IV, Section 4.3 of the Second Amended and Restated Certificate of Incorporation is hereby amended by adding to the end of such section the following:

“(e) Effective at 12:01 a.m. Eastern Time (the “Effective Time”) on September 12, 2023 (the “Effective Date”), each twenty (20) shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically and without any further action on the part of the Corporation or any of the holders of such Common Stock be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional shares as described below. Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will automatically be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the adjustment for fractional shares as described above.”

IN WITNESS WHEREOF, Leafly Holdings, Inc. has caused this Certificate of Amendment to be executed as of September 8, 2023.

LEAFLY HOLDINGS, INC.

By: /s/Suresh Krishnaswamy

Name: Suresh Krishnaswamy

Title: Chief Financial Officer

DOCPROPERTY "CUS_DocIDChunk0" 161860425.1